Exhibit 10.3

A Confidential Treatment Request has been submitted for parts of this contract and therefore certain portions of this exhibit has been omitted based upon that request for confidential treatment. The non-public information has been filed with the Commission.

NEW BENEFITS, INC.

13748 Neutron Road, Dallas, Texas 75244 800-800-8304 972-404-8192 Fax 972-991-5218

COMMISSION AGREEMENT

This agreement entered into this 4th day of May, 2001, by and between New Benefits, Incorporated, (hereinafter referred to as "NBI") whose principal mailing address is 13748 Neutron Rd., Dallas, Texas 75244, and National Health & Safety Corporation, (hereinafter called Independent Contractor or NHLT) whose principal business address is 3811 Bee Cave Road, Suite 210, Austin, Texas, 78746.

Whereas, NBI is engaged in the business of the development, design, marketing, sale and distribution of discount health cost containment programs of either the company's or third-parties for whom the company is an authorized representative; and

Whereas, NHLT is in the business of marketing various types of discount healthcare and consumer services and benefits to its clients; and

Whereas, NHLT desires to engage the services of NBI and NBI desires and agrees to establish a business relationship with NHLT with regard to offering one or more NBI discount benefit programs, (hereinafter referred to as "Vendors");

Now Therefore, for and in consideration of the mutual promises and covenants contained herein, and with the understanding that this Agreement is contingent upon the good faith representations made by the Vendors under contract with NBI, NBI and NHLT have agreed and do agree as follows:

1. NBI DUTIES AND RESPONSIBILITIES

As hereinafter set forth, NBI understands and agrees to perform the following duties and accepts the responsibilities as herein identified. NBI shall:

    provide access to products and services for discount health and consumer benefits listed in Schedule 1 at the prices outlined in Schedule 2.

    pay commissions from monies collected on memberships sold in accordance with Schedule 2.

    provide credit card processing for an additional 4% fee of the gross sale price.

    provide toll-free 800 service for eligible members to access providers and member service functions. Trained member service representatives shall be available from 8:00 am to 6:00 pm Central Standard Time, Monday through Friday, except on NBI recognized holidays. An automated voice response system shall be available at all times for members to locate vision and chiropractic providers or leave callback messages.

    provide an Internet web site for members to locate providers and which may be private-labeled and/or framed within NHLT's website be responsible for enrolling each eligible member in each benefit network.

    provide NHLT with mutually-agreed monthly reports in a electronic media format.

    be responsible for providing standard fulfillment materials including two membership cards, a description of benefits, and a listing of the five closest participating providers of each benefit.

    provide additional membership cards to eligible family members for a non-commissionable $2.50 per card.

2. NHLT DUTIES AND RESPONSIBILITIES

As hereinafter set forth, NHLT. understands and agrees to perform the following duties and accepts the responsibilities as herein identified. NHLT shall:

(A) obtain prior written approval from NBI for any and all printed literature, radio/television media, web sites, materials, membership cards, or similar printed items as to their content, design, format, use of any trade name, use of any vendor name, trademark or service mark of NBI or any vendor under contract with NBI.

    be authorized to solicit, procure and submit applications to NBI.

(C) be authorized to engage Independent Sales Representatives to market the NBI benefit programs. Each Independent Sales Representative is required to sign an Independent Contractors Agreement provided by NHLT and approved by NBI. The Independent Sales Representative shall do his/her best to represent all NBI benefits accurately while complying with NBI procedures and requirements.

(D) send to NBI all new member information electronically or on a mutually agreed upon medium within ten (10) days of receipt by NHLT

(E) be responsible for all marketing materials.

(F) agree, along with NBI, to grant a complete refund to members for any reason during the first 30 days of membership. After 30 days and up to 6 months, NBI and NHLT agree to grant a complete refund of membership fees upon request of any member with a complaint. In each case, NBI, NHLT, and all other parties receiving commission will be responsible for refunding their pro-rata share of the membership fee. If any commissions paid to NHLT's Independent Sales Representatives are unrecoverable, NHLT shall be responsible for refunding those commissions to NBI.

(G) allow NBI to change service providers with 30 days notice.

(H) be required to submit a completed Group Activation Form and census (when applicable) to NBI a minimum of three (3) weeks prior to the enrollment date.

3. INDEPENDENT CONTRACTOR STATUS

Both parties understand that:

(A) NHLT will not be treated as an employee with respect to service for purposes of state or federal Workman's Compensation benefits, the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act, income tax withholding, and for purposes of the employee benefit provisions described in Internal Revenue Code section 79 (group-term life insurance purchased for employees), section 101(b) (employee death benefits), sections 104, 105, 106 (accident and health insurance or accident and health plans), section 120 (group legal service plans), section 127 (educational assistance programs), and subtitle A (contributions to stock bonus, pension, profit sharing, or annuity plans and related trusts). Further, NHLT understands and accepts as his sole responsibility all duties to pay Federal self-employment and income taxes and agrees to pay all expenses incurred by NHLT in the sale and service of memberships offered by NBI, including all marketing materials. It is understood and agreed by the parties hereto that as an independent contractor, nothing in this Agreement is intended to constitute either party as an agent, legal representative, joint venturer, partner, employee or servant of the other for any purpose whatsoever.

(b) NHLT is not authorized to make, alter, or discharge contracts, extend the time or method of payment, or waive or retain any money due NBI unless previously stipulated in writing by NBI.

4. COMMISSIONS

Subject to the provisions of this Agreement, NBI will pay commissions to NHLT under the following terms and conditions:

(A) Memberships are sold at a price agreed upon by both parties in this Agreement and accompanying schedules when applicable. When memberships are paid directly to NBI, NBI will pay commissions earned on approximately the 15th of each month for each paid membership during the previous month provided the commission check exceeds $100.00. Non-distributed commissions will carry over to the following pay period.

(B) Notwithstanding the foregoing or any other provision of this Agreement, it is understood that any commission payments made by NBI to NHLT will be made out of monies actually received by NBI. If for any reason (whether by the terms of any contract, termination, default, breach, tort, or otherwise) NBI shall not actually receive or shall not be entitled to its payments from a member or customer, then NBI shall not be obligated to NHLT for that commission.

5. TERM AND TERMINATION

The initial term of this Agreement shall begin on the date of this Agreement as set forth above, and shall continue for a period of one year from that date, unless terminated sooner pursuant to the provisions of this Agreement. Upon expiration of the initial term, this Agreement shall automatically renew on the same terms and conditions for successive one-year periods, unless:

  terminated in writing, by certified mail, return receipt requested, at the address set forth as the principal address with one hundred, eighty (180) days notice by either party without cause. In the event this Agreement is terminated by NBI without cause, existing business and renewals will be honored for so long as membership fees are collected by NBI.

  terminated in writing, by certified mail, return receipt requested, at the address set forth as the principal address with thirty days notice by either party "with cause" which is defined as follows: Misrepresentation by either party of the NBI discount benefit programs in the marketplace or default or breach by either party of the terms of this Agreement or those contained in any subsequent amendments or schedules. Either party may give written notice demanding that said default be remedied within thirty days, and if the default is not remedied, this Agreement is deemed terminated. In the event of breach by either party of any covenants of this Agreement or any of the terms hereof, that party shall forfeit all rights to any compensation that might otherwise be due . The parties also agree that damages and remedies at law for such breaches would be inadequate and that either party may apply to a court of competent jurisdiction for, and shall be entitled to, an injunction by such court to prevent further breach thereof on the part of the other party. Each party agrees to pay all court costs and reasonable attorneys' fees incurred by the other party in obtaining specific performance of, or any injunction against violation of, or continuous violation of, the requirements of this Agreement.

  terminated by law, if any state or federal law or regulation is enacted or promulgated that prohibits the performance of any of the duties hereunder, or if any law is interpreted to prohibit such performance.

6. CONFIDENTIALITY

For the purpose of this Section, Confidential Information shall mean all information, documents, names of customers/clients/members, software, present and future products, price quotes, proposed commission structures, and policies (including listing thereof and documentation related thereto) disclosed by either party hereto to the other during the term of this Agreement. The parties acknowledge and agree that the Confidential Information is proprietary to, and a valuable trade secret of, the disclosing party, and that any disclosure or unauthorized use thereof will cause irreparable harm to the disclosing party. Disclosure of any of the terms of this Agreement is grounds for immediate termination of this Agreement.

Accordingly, the parties each agree and undertake:

    to treat Confidential Information in confidence and use it only in connection with this Agreement;

    not to copy, in whole or in part, Confidential Information except insofar as is reasonably necessary for performance of the Agreement;

    not to disclose Confidential Information;

    to return Confidential Information, including all copies and records thereof, at the expiration or earlier termination of this Agreement, provided however, that the parties may retain such information as is reasonably necessary for the performance of the parties' respective duties and obligations after expiration of the Agreement;

    not to use Confidential Information to compete or assist any person or entity in competing with the business of the other party or its affiliates; and

    not to use, sell or in any way violate the privacy of the clients/members names which shall become available to each other through the servicing of this relationship.

7. NON-COMPETITION

NHLT for and on behalf of its officers, agents, directors, and principal shareholders agree that during the term of this Agreement, and for a period of one (1) year after this Agreement, it and they shall not directly or indirectly contract with any vendor listed in Schedule 1 of this Agreement, nor shall they hire any employee or former employee of NBI during this time period, nor shall they utilize NBI's confidential provider list(s) to solicit and/or contract with any providers in the event NHLT elects to establish its own vision, chiropractic, or any other Provider Network made available to NHLT by NBI in the future under the terms of this Agreement. NHLT is not prohibited from establishing its own provider network(s) when soliciting providers from lists in the public domain.

The covenants by NHLT contained in this paragraph are of the essence of this Agreement and NBI would not appoint NHLT hereunder in the absence of such covenants. In consideration of such covenants for selling memberships and to entrust to NHLT provider lists, marketing materials, and other related confidential information pertaining to the business of NBI, NHLT hereby expressly agrees that the utilization of such training and sales information in competition against NBI or its affiliates as hereinafter expressly prohibited would be grossly unfair to NBI, would cause continuing irreparable damage to NBI.

8. NON-CIRCUMVENTION

Any direct sales leads or referrals developed, created or furnished by NHLT in the promotion and/or marketing of memberships in any of NBI's benefit programs which result in sales of, or negotiations for sales of memberships, shall be considered a potential client of NHLT. In order to prevent NHLT's potential clients from trying to contract directly with NBI, NHLT must complete NBI's Non-Circumvention Agreement, available upon request from NBI's Contract Administrator. Upon receipt of each completed Non-Circumvention Agreement, NBI will notify NHLT if the client listed has been registered as NHLT's prospect. Should the named organization or one of their representatives try to contact NBI, NBI will immediately direct them back to NHLT. NBI's Non-Circumvention Agreement is valid of a period of ninety (90) days and will be extended upon written proof by NHLT within said ninety (90) day period that NHLT is still pursuing said client.

From time to time, more than one entity may try to secure the same client's business. The Non-Circumvention Agreement does not preclude other agents, subcontractors, distributors, or other brokers of NBI from working with a prospective client listed in the Non-Circumvention Agreement. However, it does prevent the client from going to NBI for the purpose of negotiating a direct contract. In the event that two entities have presented NBI's products to the same client or their representative, the client will be asked to issue a "Broker of Record" statement designating which NHLT has been selected.

9. EXCEPTION

NBI and NHLT understand and acknowledge that NHLT is currently engaged in providing the POWERx Medical Benefits Network to cardholders through its subsidiary, MedSmart Healthcare Network, Inc. In that regard, NHLT has existing contracts with Vendors listed in Schedule 3 of this agreement. The parties agree that no section of this contract shall apply to NHLT or MedSmart's relationship with the listed Vendors during the pendency and any renewals of the existing contracts. Conflicts between this contract and NHLT or MedSmart's existing Vendor contracts will be settled in favor of NHLT and MedSmart's contracts.

10. INDEMNIFICATION

NBI agrees, except as otherwise provided, to indemnify, defend and hold NHLT harmless from any and all loss, claims, demands, damages, suits, liabilities and any costs and expenses, including reasonable attorney's fees, arising from or in any way connected with (i) the failure of NBI to provide the Program in accordance with its terms; or (ii) the failure of NBI to perform its duties pursuant to this Agreement and/or observe all of the terms, covenants and conditions contained herein; or (iii) any representation by NBI which is false, misleading or containing any material misstatement of fact or omitting any material fact required to be stated to make the statements therein not misleading.

NHLT agrees to indemnify, defend and hold NBI harmless from any and all loss, claims, damages, suits, liabilities and any costs or expenses, including reasonable attorney's fees, arising from or in any way connected with (i) the sale or furnishing of services of NHLT; (ii) the failure of NHLT to perform its duties under this Agreement and/or observe all of the terms, covenants and conditions contained herein; or (iii) any representation made solely by NHLT and not approved in writing by NBI which is false, misleading or containing any material misstatement of fact or omitting any material fact required to be stated to make the statements therein not misleading.

11. PARTIAL INVALIDITY: SEVERABILITY

In case any one or more of the provisions contained herein shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed, so far as is reasonable and possible, as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein or in a manner that is reasonable and reflects the intent of the parties hereto.

12. ASSIGNMENT

Neither this Agreement nor any of the benefits to accrue hereunder shall be assigned or transferred, either in whole or in part, without the prior written consent of NBI, which will not be unreasonably withheld. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assign.

13. LEGISLATIVE CHANGES

In relation to the subject matter of this Agreement, each party shall perform its duties in compliance with all applicable laws, ordinances, regulations and other requirements that are now governing or may in the future govern the subject matter of this Agreement. If the performance of a duty by either party under this Agreement cannot be performed due to a legislative or regulatory change, or if the performance by any party hereto of any term, covenant, condition or provision of the Agreement should violate any statute, ordinance, or be otherwise deemed illegal by any governmental body or agency (collectively, "Jeopardy Event"), then the parties shall use their best efforts to meet forthwith and attempt to renegotiate this Agreement to remove or negate the effect of the Jeopardy Event.

14. WAIVERS

The failure of any party to insist upon the prompt and punctual performance of any term or condition in this Agreement, or the failure of any party to exercise any right or remedy under the terms of this Agreement on any one or more occasions shall not constitute a waiver of that or any other term, condition, right, or remedy on that or any subsequent occasion, unless otherwise expressly provided for herein.

15. CONSTRUCTION

This Agreement shall be interpreted as though it were mutually drafted. The masculine shall be deemed to include the feminine and vice versa, and the singular shall be deemed to include the plural and vice versa. In the event of a dispute hereunder, this Agreement shall be interpreted in accordance with its fair meaning and shall not be interpreted for or against any Party hereto on the ground that such party drafted or caused to be drafted this Agreement or any part hereof, nor shall any presumption or burden of proof or persuasion be implied by virtue of the fact that this Agreement may have been prepared by or at the request of a particular Party or their counsel.

16. ENTIRE AGREEMENT

This Agreement contains the entire and only Agreement between the parties hereto and supersedes all other prior Agreements between the parties whether written or oral. This Agreement shall not be modified or amended in any manner except in writing signed by all parties.

17. CAPTIONS

The section captions contained herein are intended for purposes of convenience or reference only and shall not be considered in construing this instrument.

18. FORCE MAJEURE

Neither party shall be deemed to be in default of any provisions of this Agreement, or for failure in performance, resulting from acts or events beyond the control of such party provided the party claiming force majeure gives the other party prompt notice of such condition. Such acts shall include, but not be limited to, acts of God, civil or military authority and disturbance, war, strikes, fires, other catastrophes, or other events beyond the parties' reasonable control. Force majeure conditions shall not excuse payment obligations provided services remain current.

19. MISCELLANEOUS SERVICES

Should NHLT request additional services including, but not limited to, programming, programming changes, commission disbursement restructure, system development, etc., services will be performed at NBI's current Time & Material (T&M) rates. A T&M schedule will be furnished upon request.

20. NOTICE

Any notice required by this Agreement shall be in writing, by certified mail, to the addresses of the parties set forth, or to such other address as may hereinafter be designated by either party in writing.

21. DATE SENSITIVE

In the event this Agreement is not signed by both parties on or before the 31st day of July, 2001, it will be deemed null and void.

22. FACSIMILE SIGNATURE AND COUNTERPARTS

This Agreement may be signed and then transmitted by facsimile and a facsimile copy shall have the same force and effect as an original. Further, the parties agree that it may be executed in counterparts, which when taken together have the same force and effect as if one Agreement were signed.

23. OPPORTUNITY TO CONSULT AN ATTORNEY

Each party to this Agreement agrees that they have had an opportunity to review this Agreement and consult with an attorney prior to accepting its terms, and by signing below agrees that there was no duress placed on them and that there were no representations made other than those contained herein.

24. RESPONSIBILITIES TO AND RIGHTS OF THIRD PARTIES

NHLT acknowledges and agrees that (a) NBI does not practice medicine or any other profession, (b) NBI does not control the provision of services to NHLT's members, and (c) NBI has no responsibility for the care and treatment of NHLT's members rendered by the participating professionals from the respective network in which they are associated; such care and treatment being the sole responsibility of the participating professionals from the respective network in which they are associated.

25. GOVERNING LAW

This Agreement is made in the County of Dallas, State of Texas, and shall be construed and interpreted in accordance with the laws of the State of Texas, and any cause of action that may arise with regard to this Agreement shall have venue in the County of Dallas, State of Texas. The parties agree that any claim, dispute or other difference between them shall be exclusively resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association with arbitration to occur at Dallas, Texas.

Executed by the Parties Hereto:
National Health & Safety Corporation	New Benefits, Inc.

Signature: Gary J. Davis	Signature: Joel Ray
Name: Gary J. Davis	Name: Joel Ray
Title: President & CEO	Title: CEO
Date: May 4, 2001	Date: May 4, 2001

Address: 3811 Bee Cave Road, Suite 210	Telephone #: (972) 404-8192
Austin, Texas, 78746	Fax Number: (972) 991-5218
Telephone #: (512) 328-0433	Email Address: jray@newbenefits.com
Fax Number: (512) 328-6846
Email Address: garydavis@medsmartinc.com

SS # or Fed. Tax I.D. #: 87-0505222
I. C. No.: # (assigned by NBI)

SCHEDULE 1

Vendors

Applicable discounts and participating providers/vendors may change from time to time. The services may be used by the Member and their immediate family members. Immediate family members are defined as the member's spouse and legal dependents. NBI shall make available to NHLT the following discount services and products:

Confidential Information Omitted

Discounts on professional services/products are not available where prohibited by law.

Member Terms and Conditions:

Confidential Information Omitted

SCHEDULE 2

Pricing

Individual Selection Plan

Voluntary Retail Pricing

Subject to the terms of Section 4 above, NBI agrees to pay NHLT a 50% commission on the gross retail sales of membership fees collected by NBI. Membership fees include both new sales and all renewals. Initially, the commission is based on the NBI retail prices listed below, but may be changed by mutual agreement of NBI and NHLT.:

Core Benefit Selection:

Confidential Information Omitted

Retail Prices:

Monthly Annual

Choose: Vision Only

any 2 benefits

any 3 benefits

any 4 benefits Confidential Information Omitted

any 5 benefits

any 6 benefits

any 7 benefits

any 8 benefits

*Physician Referral Network requires a separate member ID card

Additional Terms:

Confidential Information Omitted

Complimentary Benefits included with any purchase:

Confidential Information Omitted

SCHEDULE 3

National Health & Safety Corporation
MedSmart Healthcare Network, Inc.

Current Vendors

Confidential Information Omitted